SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
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[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

EOG RESOURCES, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2007
___________________

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of EOG Resources, Inc. (“EOG” “we” “us” or “our”) will be held in the Dezavala meeting room of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, April 24, 2007, for the following purposes:

1.	To elect eight directors to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified; and

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent public accountants, as our auditors for the year ending December 31, 2007.

     Holders of record of our Common Stock at the close of business on March 1, 2007 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to vote via the Internet, vote by phone or vote by returning a signed proxy card.

By Order of the Board of Directors,

PATRICIA L. EDWARDS
Vice President, Human Resources, Administration
& Corporate Secretary

Houston, Texas
March 29, 2007

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PROXY STATEMENT
____________________

     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (“EOG”, “we”, “us” or “our”) to be used at our annual meeting of shareholders to be held in the Dezavala meeting room of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on April 24, 2007 (the Annual Meeting). The current mailing address of our principal executive offices is 333 Clay Street, Suite 4200, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to our shareholders on approximately March 29, 2007. Any shareholder giving a proxy may revoke it at any time provided written notice of the revocation is received by our Vice President, Human Resources, Administration & Corporate Secretary before the proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Our annual report to shareholders for the year ended December 31, 2006, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. However, the annual report to shareholders does not constitute a part of the proxy soliciting materials.

     In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies by telephone, electronic mail, facsimile or personal interview. While we do not currently anticipate using an outside proxy solicitor, should the need arise, we would use Morrow & Co., Inc. The cost of any solicitation of proxies will be borne by us. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of our common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection with any such activities.

VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

     Holders of record at the close of business on March 1, 2007 (Record Date), of EOG Common Stock, par value $.01 per share (Common Stock), will be entitled to one vote per share on all matters submitted to the meeting. On the Record Date, there were outstanding 244,167,683 shares of Common Stock. There are no other voting securities outstanding.

Security Ownership of Certain Beneficial Owners on December 31, 2006

     We know of no one who beneficially owns in excess of 5% of our Common Stock except as set forth in the table below:

Name and Address
of Beneficial Owner	Number of Shares	Percent of Class
Davis Selected Advisors, L.P. (1)
2949 East Elvira Road, Suite 101	24,215,792	9.95%
Tucson, AZ 85706

Name and Address
of Beneficial Owner	Number of Shares	Percent of Class
Capital Research & Management Co. (2)
333 South Hope Street	30,352,900	12.5%
Los Angeles, CA 90071

The Growth Fund of America, Inc. (3)
333 South Hope Street	15,810,000	6.5%
Los Angeles, CA 90071

FMR Corp. (4)
82 Devonshire Street	16,397,098	6.735%
Boston, MA 02109
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(1)

In its Schedule 13G filed January 11, 2007 with respect to its securities as of December 31, 2006, Davis Selected Advisors, L.P. states that it has sole voting and dispositive power with respect to 24,215,792 shares and shared voting and dispositive power with respect to no shares.

(2)

In its Schedule 13G filed February 12, 2007 with respect to its securities as of December 31, 2006, Capital Research & Management Co. (CapRe) states that it has sole voting power as to 6,537,900 shares, shared voting power as to no shares, sole dispositive power with respect to 30,352,900 shares and shared dispositive power with respect to no shares. CapRe also states it is deemed to be the beneficial owner of the 30,352,900 shares as a result of acting as investment adviser to various investment companies and disclaims beneficial ownership of all such shares.

(3)

In its Schedule 13G filed jointly with CapRe on February 12, 2007, with respect to its securities as of December 31, 2006, The Growth Fund of America, Inc. (Growth Fund) states that it has sole voting power as to 15,810,000 shares and shared voting power, sole dispositive power and shared dispositive power with respect to no shares. Growth Fund, a mututal fund, is advised by CapRe. The shares reported by Growth Fund are included in the total number of shares reported by CapRe.

(4)

In its Schedule 13G filed on February 14, 2007 with respect to its securities as of December 31, 2006, FMR Corp. (FMR) states that it has sole voting power as to 1,490,678 shares, shared voting power as to no shares, sole dispositive power as to 16,397,098 shares and shared dispostive power as to no shares.

Security Ownership of the Board of Directors and Management on January 31, 2007

		Shares	Options
		Beneficially	Exercisable	Phantom	Total
Title of Class	Name	Owned (1)	by 4-1-07	Shares (2)	Ownership (3)
EOG Resources, Inc. Common Stock	George A. Alcorn	3,300	28,000	0	31,300
	Charles R. Crisp	6,000	21,000	2,345	29,345
	Barry Hunsaker, Jr.	49,950	95,500	18,226	163,676
	Loren M. Leiker	120,941	141,750	36,824	299,515
	Mark G. Papa	536,476	891,250	164,956	1,592,682
	Edmund P. Segner, III	158,658	13,750	44,958	217,366
	William D. Stevens	1,600	21,000	0	22,600
	H. Leighton Steward	41,603	21,000	4,057	66,660
	Donald F. Textor	20,000	0	12,549	32,549
	Gary L. Thomas	213,482	361,750	36,824	612,056
	Frank G. Wisner	0	91,000	12,340	103,340
	All directors and executive
	officers as a Group (12 in
	number)	1,171,934	1,694,500	339,780	3,206,214

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(1)

Includes shares for which the person directly or indirectly has sole or shared voting and investment power, shares held under the EOG Resources, Inc. Savings Plan (the Savings Plan) for which the participant has sole voting and investment power, and restricted shares held under the EOG Resources, Inc. 1992 Stock Plan (the 1992 Stock Plan) for which the participant has sole voting power and no investment power until such shares vest in accordance with plan provisions.

(2)

Includes restricted stock units held under the 1992 Stock Plan for which the participant has no voting or investment power until such units vest and are released as shares in accordance with plan provisions. Also includes shares held in the Phantom Stock Account of the EOG Resources, Inc. 1996 Deferral Plan (the 1996 Deferral Plan) for which the participant has a vested right, but has no voting or investment power until such shares are released in accordance with plan provisions and the participant’s deferral election.

(3)	None of our directors or officers owns or has the right to acquire more than 1% of the outstanding Common Stock.

CORPORATE GOVERNANCE

Board of Directors

     Director Independence

     The Board of Directors has affirmatively determined that six of our directors, Messrs. Alcorn, Crisp, Stevens, Steward, Textor and Wisner, who together constitute three-fourths of our directors, have no material relationship with EOG and thus meet the criteria for independence required by the New York Stock Exchange (NYSE) and our bylaws. In determining Mr. Wisner’s independence, the Board of Directors considered the nature and extent of the business relationship between EOG and American International Group Inc., for which Mr. Wisner serves as Vice Chairman – External Affairs and found that the business relationship is not material to us. In determining the independence of Mr. Textor, the Board of Directors considered the nature and extent of the business relationship between EOG and The Goldman Sachs Group, L.P., of which Mr. Textor was formerly a partner, and found that the business relationship is not material to us. The independence standards contained in our bylaws are available on our website at www.eogresources.com and are attached as Appendix A to this proxy statement. Under our Corporate Governance Guidelines, no director may serve on more than three other public company boards.

     Meetings

     The Board of Directors held six regularly scheduled meetings during the year ended December 31, 2006. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served. We encourage each director to attend our annual shareholders’ meeting. Each director attended the 2006 Annual Meeting of Shareholders.

     Executive Sessions of Non-Management Directors

     The non-management directors held four executive sessions in 2006. Mr. Steward was appointed by the non-management directors as the presiding director for these meetings. Mr. Stevens has been appointed by the non-management directors as the presiding director for executive sessions in 2007.

Committees

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. Each committee identified below has a charter, including a printable version, that is available at our website at www.eogresources.com. The charters are also available in print upon request.

     Nominating Committee

     The Nominating Committee, which is composed exclusively of independent directors, is responsible for proposing qualified candidates to fill vacancies on the Board of Directors without regard to race, sex, age, religion or physical disability. Nominees for director should possess personal and professional integrity, have good business judgment, have relevant experience and skills, and be willing and able to commit the necessary time for Board and committee service. The Nominating Committee will also consider whether a nominee has the knowledge, background and experience to serve as an Audit Committee Financial Expert.

     Our Corporate Governance Guidelines set forth the following minimum requirements for directors:

  No director shall be eligible to stand for election or re-election after having attained the age of 74, unless approved by the Board of Directors;

  At least 3/5 of our directors must meet the criteria for independence required by the NYSE and our bylaws; and

  No director may serve on more than three other public company boards.

     The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. As an alternative to term limits for directors, the Nominating Committee reviews each director’s continuation on the Board of Directors every three years. The Nominating Committee also regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures outlined on page 35 of this Proxy Statement.

     The Nominating Committee met three times during the year ended December 31, 2006. The Nominating Committee is currently composed of Messrs. Crisp (Chairman), Alcorn, Stevens, Steward, Textor and Wisner.

     Audit Committee

     The Audit Committee, which is composed exclusively of independent directors, has been established by the Board of Directors to oversee our accounting and financial reporting processes and the audits of our financial statements. The Board of Directors has determined that we currently do not have an Audit Committee Financial Expert serving on the Audit Committee. The Board of Directors has selected the members of the Audit Committee based on the Board’s determination that they are qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that they fairly present our financial condition and results of operation. In addition, the Audit Committee has the ability on its own and at our expense to retain independent accountants or other consultants whenever it deems appropriate. The Board of Directors believes that this is equivalent to having an Audit Committee Financial Expert on the Audit Committee. The Board of Directors believes it is desirable to nominate as a director a person who would qualify as an Audit Committee Financial Expert, but only if that person also has the other experience, attributes and qualifications that we are then seeking for new members of the Board of Directors. Accordingly, the Nominating Committee has been directed to include in the information that it seeks from potential nominees to the Board of Directors whether that person has the knowledge, background and experience to qualify as an Audit Committee Financial Expert and to consider such qualifications when proposing nominees for the Board of Directors. The Audit Committee has the sole authority to appoint independent public accountants as our auditors and reviews, as deemed appropriate, the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee met six times during the year ended December 31, 2006, and is currently composed of Messrs. Textor (Chairman), Alcorn, Crisp, Stevens, Steward and Wisner.

REPORT OF THE AUDIT COMMITTEE

     In connection with our December 31, 2006 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as adopted by the PCAOB in Rule 3600T, discussed with the independent auditors the independent auditors’ independence, and considered whether the provision of non-audit services by our principal auditors is compatible with maintaining auditor independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donald F. Textor, Chairman
George A. Alcorn
Charles R. Crisp
William D. Stevens
H. Leighton Steward
Frank G. Wisner

Compensation Committee

     The Compensation Committee, which is composed exclusively of independent directors, is responsible for the administration of our stock plans and approval of compensation arrangements for our directors and executive officers. The Compensation Committee met five times during the year ended December 31, 2006, and is currently composed of Messrs. Alcorn (Chairman), Crisp, Stevens, Steward, Textor and Wisner.

     Procedures and Processes for Determining Executive and Director Compensation

     Please refer to “Compensation Discussion and Analysis, Compensation Committee,” on page 7 of this Proxy Statement for a discussion of the Compensation Committee’s procedures and processes for making compensation determinations.

     Compensation Committee Interlocks and Insider Participation

     None.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement on Schedule 14A relating to the 2007 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

George A. Alcorn, Chairman
Charles R. Crisp
William D. Stevens
H. Leighton Steward
Donald F. Textor
Frank G. Wisner

Corporate Governance Committee

     The Corporate Governance Committee is responsible for developing and recommending applicable corporate governance principles and for oversight of the self-evaluation of the Board of Directors. The Corporate Governance Committee met two times during the year ended December 31, 2006, and is currently composed of Messrs. Wisner (Chairman), Alcorn, Crisp, Stevens, Steward and Textor.

Shareholder Communications with the Board

     The Board of Directors has a process in place for shareholders to send communications to the Board. Our shareholders shall submit such communications in writing to our Corporate Secretary, who upon receipt of any communication other than one that is clearly marked “Confidential” will note the date the communication was received in a log established for that purpose, open the Board communication, make a copy of it for our files, and promptly forward the communication to the director(s) to whom it is directed. Upon receipt of any communication that is clearly marked “Confidential”, our Corporate Secretary will not open the communication, but will note the date the communication was received in a log established for that purpose, and promptly forward the communication to the director(s) to whom it is addressed. Further information regarding this process can be found on our website at www.eogresources.com/about/corpgov.html. Interested parties can communicate directly with the presiding director of the non-management directors, or the non-management directors as a group, using the same procedure outlined above for general shareholder communications with the Board, except any such communication should be addressed to the presiding director, or to the non-management directors as a group, as applicable.

Codes of Ethics and Corporate Governance Guidelines

     We have adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics for all our directors, officers, employees, agents and representatives, as well as Corporate Governance Guidelines. Links to these documents, including printable versions, are available on our website at www.eogresources.com/about/corpgov.html. The documents are also available in print upon request. In February 2006, the Board of Directors amended our Corporate Governance Guidelines to provide that any nominee for director who fails to receive a majority vote as required by our Bylaws must promptly tender his or her resignation to the Nominating Committee of the Board of Directors. The Nominating Committee will evaluate the resignation and make a recommendation to the Board of Directors who will then act on the tendered resignation within 90 days following certification of the shareholder vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Compensation Committee

     Compensation for our executive officers, including our principal executive officer, our principal financial officer and each of our three other most highly compensated executive officers (the Named Officers), is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is an independent committee of the Board and is responsible for reviewing and establishing the compensation of the Chief Executive Officer (CEO) and all other executive officers. The Committee has the sole authority to retain compensation consultants and any other type of legal or accounting adviser it deems appropriate. It is the Committee’s general practice not to use a compensation consultant and none was used in reviewing and determining compensation for 2006. The Committee reviews comparative data compiled by our Human Resources department from publicly available information and draws its own conclusions prior to making compensation decisions.

     Based on its analysis of comparative data presented and its own conclusions regarding that data, the Committee determines the compensation of our CEO during an executive session of the Committee, at which the CEO is not present. Our CEO makes recommendations regarding the compensation of the other Named Officers to the Committee, which they may discuss in executive session. The final determination as to the compensation of the other Named Officers is made solely by the Committee.

     The Committee usually holds at least one meeting each fiscal quarter. At the meeting held in the first quarter, the Committee reviews and discusses our performance report with respect to financial and operational results in the prior year, approves the annual bonus payout, which includes both non-equity incentives and restricted stock/units, for the Named Officers based on the performance report, and sets any criteria to be considered in determining the bonus payout for the next year. At the meeting held in the second quarter, the Committee reviews and recommends any changes to non-employee director compensation. At the third quarter meeting, the Committee reviews comparative data on executive compensation and reviews and approves salary increases and annual stock option/Stock Appreciation Rights (SARs) and/or restricted stock grants for all executive officers, including the Named Officers, and all employees. Throughout the year, as necessary, the Committee approves amendments to our stock plans and benefit plans, reviews and approves employment agreements, reviews and revises stock grant vesting and termination provisions, revises the amount available for grant under our CEO’s discretionary pool of stock options/SARs and restricted stock and takes any other action necessary or appropriate.

     Objectives of our Compensation Program

     The Committee is guided by the following key principles in determining the compensation of our CEO and other Named Officers:

  Competition. The Committee believes that compensation should reflect the competitive marketplace, so we can attract, motivate, and retain top industry talent.

  Accountability for Company Performance. Compensation should be tied in part to financial and operational performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

  Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to our performance.

  Alignment with Shareholder Interests. Compensation should be tied in part to our stock price performance through the grant of stock options/SARs and restricted stock/units, to align executives’ interests with those of our shareholders.

     The Committee believes that appropriately balanced compensation components contribute to our success and that the best compensation philosophy is to put a substantial portion of the total compensation package at risk, tied to both our financial results and the performance of our common stock. On an annual basis, the Committee reviews a tally sheet setting forth base salary, annual non-equity incentive payments, long-term incentive awards, perquisites and other benefits for our CEO and the other Named Officers as compared to industry peer companies based on current, publicly available data. Companies included in the Committee’s peer review include Anadarko Petroleum Corporation, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Murphy Oil Corporation, Newfield Exploration Company, Noble Energy Inc., Pioneer Natural Resources Company, Pogo Producing Company and XTO Energy Inc. The Committee supports a practice of paying base salaries that approximate the median of the competitive market (adjusted for market capitalization), and annual non-equity incentive payments and long-term incentives which deliver above average compensation if financial results and/or shareholder returns exceed the average achieved by industry peer companies. In setting or approving compensation of the CEO and the other Named Officers, the Committee reviews and considers the allocation of total compensation (among salary, annual non-equity incentive payments, and equity compensation components), and the total theoretical compensation value, including actual realized stock option gains, at our peer companies. The Committee then makes a subjective judgment as to the appropriate allocation of total compensation among the various components in implementing its philosophy described above. Generally, our total compensation package is more heavily weighted toward long-term compensation than our peer companies.

     The Committee also believes that it is in the best interest of shareholders for all of our executive officers to maintain a certain level of ownership in EOG. Therefore, stock ownership guidelines have been established ranging from one times base salary for Vice Presidents to up to five times base salary for the CEO. Each Named Officer currently meets the stated ownership guideline. We have no policies in place for hedging the economic risks of stock ownership under these guidelines.

     Compensation Program Design

     Consistent with the objectives described above, the compensation package of the CEO and the other Named Officers consists primarily of the following elements:

  Base Salary

  Cash Bonus (Non-Equity Incentive)

  Stock Options/SARs

  Restricted Stock Units

  Restricted Stock

     A more detailed discussion of each element of compensation is provided below. We do not use any formulas to determine the amount of each element to be paid. Each element of compensation is reviewed individually relative to the objectives of that element. The Committee reviews base salary and non-equity incentives combined and compares this to our peer companies relative to market capitalization. The Committee also compares the Named Officer’s total realized compensation annually, including stock option gains relative to one-year shareholder returns, to that at our peer companies to confirm that the size of the annual stock option/SAR grants is appropriate. The Committee considers published market analyses and rankings to aid in determining if equity incentives are delivering rewards commensurate with company and stock performance. We currently do not have any policies in place regarding the adjustment or recovery of payments or awards in the event that we were required to restate any of our financial results. We believe that our accounting practices are conservative and we have not been required to restate our financial results at any time since becoming an independent company in 1999, thus the Committee has not deemed any adjustment or recovery policies necessary at this time.

     Elements of In-Service Compensation

     The following describes the elements of our in-service compensation package and explains why we choose to pay each element and how we determine the amount to be paid.

     Base Salary:

  Purpose: Base Salary is used to attract industry talent and to reward individual performance.

  How amount is determined:

■ Each Named Officer has entered into an employment agreement with EOG that guarantees a minimum base salary during the term of the agreement. The terms of each Named Officer’s employment agreement is described under “Employment Contracts” on page 16 of this Proxy Statement.

■ The amount of base salary that is paid above the guaranteed minimum is determined by review of comparable executive salaries at our peer companies adjusted for market capitalization.

■ At his request, our CEO’s base salary is currently being held flat at $940,000 annually to avoid his salary becoming disproportionate in amount to the rest of our employees. Since our CEO is not receiving annual pay increases, the Committee has authorized us to contribute up to $50,000 annually into the EOG Resources Scholarship Fund, though these contributions are not made on our CEO’s behalf or in his name.

     Cash Bonus (Non-Equity Incentive):

  Purpose: Annual cash bonuses are paid to reward each individual’s contribution to our operational and financial results.

  How amount is determined:

■ Each Named Officer has a bonus target specified in his employment agreement that ranges from 60% to 100% of base salary.

■ In determining the actual amount to be paid to each individual, the Committee reviews the criteria outlined in our Executive Officer Annual Bonus Plan described below and the amount of annual bonus paid in previous years. Our CEO reviews with the Committee each other Named Officer’s performance relative to individual goals set by the respective officer and the CEO.

■ Our Executive Officer Annual Bonus Plan was approved by shareholders in 2001. The performance goal necessary for payment of bonuses is the achievement of positive Net Income Available to Common, excluding nonrecurring or extraordinary items, as reported in our year-end earnings release. This performance goal was met in 2006.

■ The maximum individual bonus for any calendar year is $2,000,000. The Committee may reduce the bonus payable to an executive officer below the maximum amount based on objective or subjective criteria in its sole discretion. The criteria currently considered by the Committee are the reinvestment rate of return of the capital expenditure program, production volume growth, reserve replacement, finding cost of adding new reserves, stock price performance relative to peer companies and the level of cash flow and net income.

■ These criteria are designed to address both our current financial performance and the long-term development. No specific formula is used for weighting these performance criteria. At its first meeting of each year, management presents and the Committee reviews and discusses a performance report detailing our actual financial and operational results from the prior year and how these results compare with the bonus payout criteria set in the prior year. The Committee considers the satisfaction of these criteria in its determination of the annual bonus payout, but it has the discretion to weight the satisfaction or lack of satisfaction of the criteria as the Committee deems appropriate. The only criteria that must be achieved for the annual bonus payout is a positive Net Income Available to Common.

■ Historically, a percentage, in the Committee’s discretion, of the annual bonus payout for each Named Officer is paid in restricted stock units for retention purposes. Beginning in 2007, restricted stock will be used instead of restricted stock units, unless the recipient is impacted by Section 409A of the Internal Revenue Code of 1986, as amended (the Code), as discussed below. For bonuses paid in 2007 for 2006 performance, the Committee approved delivery of 20% of the bonuses paid to the Named Officers in restricted stock/units. The terms of the restricted stock/units are described below.

     Stock Options/SARs:

  Purpose: Stock options and/or SARs are granted annually to align the executives’ interest with those of shareholders and to reward executives when shareholder value is increased.

  How the number of options/SARs is determined:

■ We normally grant stock options/SARs to all our employees annually. Stock option/SAR grants to the Named Officers come out of the pool approved for all employees. The size of the pool is determined by reviewing 1) the current options/SARs outstanding as a percentage of total shares outstanding and 2) the number of options/SARs granted per year as a percentage of total shares outstanding versus that at our peer companies.

■ The size of the individual grant to each Named Officer is determined by reviewing the value of the grant versus that delivered at peer companies and by reviewing individual performance, level of retention mechanisms currently in place and previous years’ grants (not including realized gains from those grants). In comparing grants delivered at peer companies, the Committee considers the peer’s relative shareholder returns to ours and adjusts the level of grants accordingly.

■ Under our 1992 Stock Plan, no individual shall be granted SARs totaling more than 100,000 shares in any calendar year. Due to this limitation, our CEO was awarded 100,000 SARs and 100,000 stock options in 2006.

  Terms of options/SARs:

■ Under our 1992 Stock Plan, the Committee is authorized to grant awards of stock options, SARs, restricted stock and restricted stock units.

■ Our current practice is for stock options granted under the 1992 Stock Plan to vest in 25% increments over four years and have an option price equal to the fair market value of our common stock on the date of grant. Options and SARs granted to our CEO in 2006 vest in 50% increments over 2 years in order to complete the vesting at or prior to his attaining age 62. Generally, grants vest 100% upon death, disability or retirement after age 62. The Committee believes that the accelerated vesting will eliminate any potential motivation for our CEO to retire at age 62 in order to accelerate the vesting of his options/SARs.

■ Beginning with grants made in August 2005, stock options are exercisable for seven years, instead of the historical ten years.

■ Beginning with the 2006 annual grant, we began using stock-settled SARs instead of traditional non-qualified stock options to lessen the dilutive impact of the grants on shareholders.

■ Prospectively, the Committee may utilize the other types of awards available under the 1992 Stock Plan in order to 1) balance the long-term objectives of market competitiveness, motivation and retention, 2) maximize the perceived compensation value to the executive, and 3) minimize the actual cost to EOG, all in the best interest of shareholders.

■ Grant dates for option/SAR grants are set at approximately two weeks from the date of the meeting of the Committee to allow time to allocate the pool of options to each employee. Grants for new hires are made on the first trading day of the month following the date of hire.

     Bonus Restricted Stock/Units (Stock Awards):

  Purpose: Restricted stock units that vest 5 years from the date of grant have been granted historically as part of the executive’s annual bonus payout to provide a retention component. The Committee also believes that providing a portion of the annual bonus in restricted stock units puts additional emphasis on our long-term strategy and health and increased focus on improving shareholder value. Restricted stock units have been used, as opposed to restricted stock, to provide a tax deferral mechanism that complies with Section 409A of the Code. Beginning in 2007, restricted stock units will only be used if the executive will reach age 62, our normal retirement age, prior to the grant’s vesting date.

  How the number of shares of restricted stock/units is determined:

■ In 2006, 20% of each Named Officer’s annual bonus payout was delivered in restricted stock/units with a premium of up to three times the value of the portion of the annual bonus payout that otherwise would have been delivered in cash.

■ The percentage of annual bonus payout to be delivered in restricted stock/units is at the Committee’s sole discretion.

  Terms of restricted stock/units:

■ Awards generally vest 5 years from the date of grant.

■ Awards are granted under our 1992 Stock Plan described above.

     Restricted Stock (Stock Awards):

  Purpose: Restricted Stock is issued periodically as a method of retention and to further align executive and shareholder interests. It also has been issued and may be issued in the future to the Named Officers as an inducement to enter into employment contracts.

  How the number of shares of restricted stock is determined:

■ The Committee reviews the marketplace and considers if additional long-term incentives are necessary for retention.

■ The Committee also reviews current levels of unvested restricted stock for the Named Officers to ensure that an adequate number of unvested shares remain to maintain the level of long-term incentive.

  Terms of restricted stock:

■ Restricted stock is awarded under our 1992 Stock Plan described above. Awards typically vest 5 years from the date of grant.

■ Restricted stock units will be used instead of restricted stock if the executive will reach age 62 prior to the grant’s vesting date.

■ In accordance with the 1992 Stock plan, shares of non-vested restricted stock are forfeited upon termination of employment for any reason other than death, disability, retirement or involuntary termination. Involuntary termination is defined as termination by us, other than for cause.

     Other Compensation/Benefits:

  1996 Deferral Plan.

■ To allow certain key employees, including the Named Officers, to reduce current compensation thereby reducing current taxable income, we maintain the 1996 Deferral Plan under which payment of a percentage of base salary and annual bonus may be deferred to a later specified date.

■ The Deferral Plan pays at market mutual fund investment returns based upon participant elections and does not credit above-market or preferential earnings.

■ We may make contributions to the 1996 Deferral Plan on behalf of the Named Officers in the event of a reduction in benefits under our Retirement Plans due to either statutory and/or plan earnings limits, or because the executive elects to defer salary into the 1996 Deferral Plan. These contributions are intended to provide the entire contribution amount to the executive’s Retirement Plans as if there were no statutory or other limitations (the Make Whole Contributions).

  Perquisite Allowances. Each Named Officer receives a perquisite allowance of 3% of his annual base salary to be used for certain enumerated items. The 3% allowance is not grossed up for income taxes. We provide a perquisite allowance rather than pay for perquisites on an individual basis to ensure that each Named Officer receives a similar value and to lessen the administrative burden of documentation for individual items. Named Officers do not have to submit reimbursement requests on these enumerated items and are able to select among various items as they believe appropriate.

  Employee Stock Purchase Plan. Each Named Officer has the opportunity to participate in our Employee Stock Purchase Plan to the same extent as all other employees. This allows employees to purchase our stock at a 15% discount with no commission or fees.

  Medical, Life, Disability and Retirement Plans. Each Named Officer participates in the same benefit plans available to all our employees. We have no executive medical, life or disability plans, nor do we have supplemental retirement benefits for our executives, other than the Make Whole Contributions.

  Matching Gifts. To encourage charitable giving, we will match, up to $60,000 annually, charitable contributions or gifts given by any employee or director. We also match 100% of any contributions made under our company-wide annual United Way campaign. Named Officers participate in this program to the same extent as all other employees.

  Sporting Event Tickets. We provide tickets to local sporting events for use by all employees. Executive officers, including the Named Officers, have first priority over use of these tickets. These items are not included in the taxable income of the employee and there are no gross ups for any taxes.

  Service Awards. Named Officers participate in our service award program to the same extent as all other employees. In 2006, our CEO celebrated 25 years of service and received one week’s pay along with a nominal gift.

     Elements of Post-Termination Compensation and Benefits

     The elements of our post-termination compensation and benefits and the events that trigger those benefits are discussed under “Post-Employment Compensation” on page 20 of this Proxy Statement. The Named Officers have individual Change of Control Agreements that provide benefits in addition to the Change of Control Severance Plan that applies to all employees because the Committee believes that the risk of job loss in a change of control is higher among executive officers and the time to secure appropriate substitute employment may be longer. The Committee believes that these change of control benefits are a retention device in a competitive market and intends that our Named Officers be compensated should they be involuntarily terminated after a change in control, should they voluntarily terminate under circumstances that constitute good reason or should they terminate for any reason after 6 months following the change of control, which the Committee believes is sufficient time to determine if there is potential for a long-term employment relationship with the acquiring company.

     Tax and Accounting Considerations

     In setting elements of compensation, the Committee considers the impact of the following tax and accounting provisions:

  Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO and the four other most highly compensated executive officers of a company, as reported in that company’s proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Historically, we have structured the key component of our long-term incentives in the form of stock option grants that comply with the statute. Our Executive Officer Annual Bonus Plan, discussed above, also complies with the statute. The Committee is committed to preserving the deductibility of compensation under Section 162(m) whenever practicable, but does grant awards that are non-deductible, such as restricted stock and restricted stock units, when it feels such grants are in our best interest and the best interest of our shareholders.

  Statement of Financial Accounting Standards (SFAS) 123(R). SFAS No. 123(R) issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Equity awards we grant are structured to comply with the requirements of SFAS No. 123R to maintain the appropriate equity accounting treatment.

  Section 409A. Section 409A of the Code, as amended, provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We structure deferred compensation items to be in compliance with Section 409A. We do not currently grant any discounted options to which Section 409A may apply.

  Section 280G and Section 4999. We consider the impact of Section 280G and Section 4999 of the Code in determining our post-termination compensation. We provide reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

SUMMARY COMPENSATION TABLE

     The following table summarizes certain information regarding compensation paid or accrued during fiscal year 2006 to the Named Officers:

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
					Option/SAR	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($) (a)	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)	($)
Mark G. Papa	2006	$940,000		$2,180,922	$3,173,607	$1,140,000		$532,077	$7,966,606
Chairman and Chief
Executive Officer
Edmund P. Segner, III	2006	$491,162		$385,724	$952,362	$ 500,000		$227,384	$2,556,632
Senior Executive Vice President
and Chief of Staff
Loren M. Leiker	2006	$482,308		$392,143	$968,051	$ 600,000		$184,131	$2,626,633
Senior Executive Vice President,
Exploration
Gary L. Thomas	2006	$482,308		$392,143	$968,051	$ 600,000		$186,003	$2,628,505
Senior Executive Vice President,
Operations
Barry Hunsaker, Jr.	2006	$390,462		$187,286	$415,262	$ 180,000		$136,365	$1,309,375
Senior Vice President
and General Counsel
____________________
(a)

Amounts reported in prior years as “Bonus” will now be reported as “Non-Equity Incentive Plan Compensation” since these amounts are intended to serve as an incentive for performance to occur over a specified period.

(b)	and (c) See Note 6 to the Consolidated Financial Statements included in EOG’s Annual Report on Form 10-K for the year ended December 31, 2006 for all assumptions made in valuation.

(d)

The total amount awarded for each of the Named Officers is as follows: Mr. Papa, $1,995,039; Mr. Segner, $812,530; Mr. Leiker, $1,050,028; Mr. Thomas, $1,050,028; and Mr. Hunsaker, $292,540. Of the total amount awarded, the following amount of the bonus payout awarded was delivered in restricted stock/units: Mr. Papa, $855,039; Mr. Segner, $312,530; Mr. Leiker, $450,028; Mr. Thomas, $450,028; and Mr. Hunsaker, $112,540. Since the grant of restricted stock/units was made in 2007, it is not reflected in the above table.

(e)

We maintain the 1996 Deferral Plan under which payment of base salary and annual bonus may be deferred to a later specified date. Since the 1996 Deferral Plan does not credit above-market or preferential earnings, no earnings have been reported.

(f)	All Other Compensation includes the following:

  Matching contributions under the Savings Plan, our contributions on behalf of each employee to the Money Purchase Pension Plan and our contributions on behalf of each employee to the 1996 Deferral Plan as follows: Mr. Papa, $321,000; Mr. Segner, $128,574; Mr. Leiker, $136,633; Mr. Thomas, $136,633; and Mr. Hunsaker, $86,019.

  Cash perquisite allowances for each of the Named Officers as follows: Mr. Papa, $29,285; Mr. Segner, $14,712; Mr. Leiker, $14,965; Mr. Thomas, $14,965; and Mr. Hunsaker, $11,690.

  Flex dollars provided by us to be used to pay for medical, dental, employee life and accidental death and dismemberment coverage on a pre-tax basis for each of the Named Officers as follows: Mr. Papa, $8,755; Mr. Segner, $12,024; Mr. Leiker, $8,932; Mr. Thomas, $6,708; and Mr. Hunsaker, $12,024.

  Personal usage of charter aircraft for Mr. Papa in the amount of $54,386 and Mr. Leiker in the amount of $4,565. To determine the incremental cost to us of personal use of charter aircraft, the total number of air miles flown for a trip is calculated based on the number of passengers on each segment of the trip. The number of personal miles flown is then calculated as a percentage of the total air miles flown.
  This percentage is then multiplied by the actual amount invoiced by the charter company for the trip.

  Use of EOG’s sporting event tickets for each of the Named Officers as follows: Mr. Papa, $5,546; Mr. Segner, $2,074; Mr. Leiker, $2,366; Mr. Thomas, $8,096; and Mr. Hunsaker, $3,134.

  Service awards for Mr. Papa who celebrated 25 years of service and received one week’s pay worth $18,077 as well as a luggage set valued at $972, and Mr. Hunsaker who celebrated 10 years of service and received binoculars valued at $214.

  Payment for vacation not taken in fiscal year 2005 as follows: Mr. Papa, $18,077; Mr. Leiker, $9,038; and Mr. Thomas, $9,038.

  Reimbursement for EOG requested spouse travel including a gross-up for payment of taxes as follows: Mr. Papa, $3,346; Mr. Leiker, $1,132; and Mr. Hunsaker, $976.

  Charitable matching contributions made by EOG for each of the Named Officers as follows: Mr. Papa, $56,633; Mr. Segner, $60,000; Mr. Thomas, $163; and Mr. Hunsaker, $14,808. Matching contributions for the United Way as follows: Mr. Papa, $16,000; Mr. Segner, $10,000; Mr. Leiker, $6,500; Mr. Thomas, $10,400; and Mr. Hunsaker, $7,500.

GRANTS OF PLAN-BASED AWARDS TABLE

     The following table summarizes certain information regarding grants made to each of the Named Officers during the last fiscal year under any plan:

										All Other
									All Other	Option
			Estimated Future Payouts			Estimated Future Payouts			Stock	Awards;	Exercise
			Under Non-Equity Incentive			Under Equity Incentive Plan			Awards;	Number of	or Base	Grant Date
			Plan Awards			Awards			Number of	Securities	Price of	Fair Value
	Approval	Grant							Shares of	Underlying	Option	of Stock
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	and Option
Name	(a)	(b)	($)	($)	($)	(#)	(#)	(#)	Units (#)(c)	(#)(d)	($/Sh)	Awards(e)
Mark G. Papa	2/23/06	3/8/06							14,981			$999,982
	9/6/06	9/20/06								200,000	$60.99	$4,079,020
Edmund P. Segner, III .	2/23/06	3/8/06							5,484			$366,057
	9/6/06	9/20/06								55,000	$60.99	$1,230,279
Loren M. Leiker	2/23/06	3/8/06							6,421			$428,602
	9/6/06	9/20/06								65,000	$60.99	$1,453,966
Gary L. Thomas	2/23/06	3/8/06							6,421			$428,602
	9/6/06	9/20/06								65,000	$60.99	$1,453,966
Barry Hunsaker, Jr.	2/23/06	3/8/06							2,742			$183,029
	9/6/06	9/20/06								22,000	$60.99	$492,111
____________________
(a)

and (b) Grant dates are set approximately two weeks after the Approval Date to allow time for individual managers to allocate the approved pool to employees. The Committee determines the grant size for each Named Officer on the Approval Date to be granted on the same future grant date as other employees.

(c)

All restricted stock units granted in 2006 were in connection with the annual bonus for 2005. The restricted stock units vest five years from date of grant. Upon the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved and consummated, would constitute a change of control as defined in our Amended and Restated Change of Control Severance Plan, all restrictions placed on each share of non-vested restricted stock unit shall lapse. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares.

(d)

Due to the limitation on the number of SARs we are able to grant under our 1992 Stock Plan, Mr. Papa was granted 100,000 SARs and 100,000 stock options. All other Named Officers were granted only SARs in 2006. Stock options/SARs awarded to Mr. Papa vest at the cumulative rate of 50% per year, commencing on the first anniversary of the date of grant. SARs awarded to the other Named Officers vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant. Upon the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved and consummated, would constitute a change of control as defined in our Amended and Restated Change of Control Severance Plan, stock options/SARs shall vest and be fully exercisable.

(e)

The grant date present value of each option/SAR grant is estimated using a Hull-White II Simulation Model. The assumptions used for the option/SAR grants awarded to Mr. Papa are a dividend yield of 0.3%, expected volatility of 34.1%, risk-free interest rate of 4.96% and a weighted average expected life of 4.67 years. Based on the Hull-White II Simulation Model, using the above assumptions, the value of options/SARs granted to Mr. Papa on September 20, 2006 is $20.3951 per share. The assumptions used for the SARs awarded to the other Named Officers are a dividend yield of 0.3%, expected volatility of 34.1%, risk-free interest rate of 4.96% and a weighted average expected life of 5.3 years. Based on the Hull-White II Simulation Model, using the above assumptions, the value of SARs granted to the other Named Officers on September 20, 2006 is $22.3687 per share. The actual value, if any, an optionee may realize will depend on the excess of our stock price over the exercise price on the date the option/SAR is exercised. The grant date fair value for the restricted stock units granted March 8, 2006 is $66.75 per share.

Employment Contracts

     Each of our Named Officers has entered into an employment agreement with us. The material terms are described below, other than the provisions regarding termination and compensation upon termination, which are described under “Potential Payments Upon Termination or Change of Control” on page 21 of this Proxy Statement.

     Mr. Papa, under his employment agreement effective as of June 15, 2005, currently serves as our Chairman of the Board and Chief Executive Officer at a minimum annual salary of $940,000 and a target annual bonus of 100% of his annual base salary. At the discretion of the Compensation Committee, the bonus may be paid in a combination of cash, stock options/SARs or restricted stock/units. The employment agreement expires on May 31, 2009, but will automatically be renewed annually for a one-year term unless we or Mr. Papa provides a 120-day notice of intent not to renew.

     Mr. Segner, under his employment agreement effective as of June 15, 2005, currently serves as Senior Executive Vice President and Chief of Staff at a minimum annual salary of $485,000 and a target annual bonus of 100% of his annual base salary. At the discretion of the Compensation Committee, the bonus may be paid in a combination of cash, stock options/SARs or restricted stock/units. The employment agreement expires on May 31, 2009, but will automatically be renewed annually for a one-year term unless we or Mr. Segner provides a 120-day notice of intent not to renew.

     Mr. Leiker, under his employment agreement effective as of June 15, 2005, currently serves as Senior Executive Vice President, Exploration at a minimum annual salary of $445,000 and a target annual bonus of 90% of his annual base salary. At the discretion of the Compensation Committee, the bonus may be paid in a combination of cash, stock options/SARs or restricted stock/units. The employment agreement expires on May 31, 2009, but will automatically be renewed annually for a one-year term unless we or Mr. Leiker provides a 120-day notice of intent not to renew.

     Mr. Thomas, under his employment agreement effective as of June 15, 2005, currently serves as Senior Executive Vice President, Operations at a minimum annual salary of $445,000 and a target annual bonus of 90% of his annual base salary. At the discretion of the Compensation Committee, the bonus may be paid in a combination of cash, stock options/SARs or restricted stock/units. The employment agreement expires on May 31, 2009, but will automatically be renewed annually for a one-year term unless we or Mr. Thomas provides a 120-day notice of intent not to renew.

     Mr. Hunsaker, under his employment agreement effective as of June 15, 2005, serves as Senior Vice President and General Counsel at a minimum annual salary of $366,000 and a target annual bonus of 60% of his annual base salary. At the discretion of the Compensation Committee, the bonus may be paid in a combination of cash, stock options/SARs or restricted stock/units. The employment agreement expires on May 31, 2009, but will automatically be renewed annually for a one-year term unless we or Mr. Hunsaker provides a 120-day notice of intent not to renew.

     Each Named Officer’s employment agreement contains confidentiality obligations and specifies that all information, ideas, discoveries and inventions developed or acquired by the officer during his employment at EOG are our sole and exclusive property. As part of the consideration for the compensation and benefits payable under the agreement, the agreement provides that the Named Officer shall not compete with the business of EOG for a period that extends until the earlier of (a) the expiration of the term of the employment agreement or b) one year after his employment is terminated, other than as a result of a voluntary termination by the Named Officer. If the Named Officer voluntarily terminates his employment during the term of his employment agreement, then his non-competition obligations extend for one year following the termination.

Material Terms of Plan Based Awards

     The vesting schedule of all restricted stock/units and stock options/SARs awarded to the Named Officers is described under footnotes (c) and (d) to the Grants of Plan Based Awards table above. In accordance with the terms of our 1992 Stock Plan, no dividends or other distributions will be paid on unvested shares of restricted stock/units, but the value of any dividends or distributions declared on our common stock will be credited by us for the account of the Named Officer (with no interest) with respect to those unvested shares. When a portion of the restricted stock/units vests, we will deliver the accumulated credits to the respective officer in either cash or the equivalent number of shares of our common stock. Credits for the value of dividends and distributions are forfeited under the same circumstances that the restricted stock/units are forfeited (please refer to “Compensation Discussion and Analysis, Elements of In-Service Compensation, Restricted Stock”, on page 11 of this Proxy Statement for a discussion of forfeiture). At no time during 2006 were any outstanding awards repriced or otherwise materially modified. There are no performance based or market based conditions applicable to any of the awards described above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

     The following table summarizes certain information regarding unexercised options, unvested stock, and equity incentive plan awards outstanding as of the end of the last fiscal year for each of the Named Officers:

	Option Awards						Stock Awards
										Equity
										Incentive
				Equity					Equity	Plan
				Incentive					Incentive	Awards:
				Plan					Plan Awards:	Market or
				Awards;					Number of	Payout Value
	Number of			Number of					Unearned	of Unearned
	Securities	Number of		Securities			Number of	Market Value	Shares, Units	Shares, Units
	Underlying	Securities		Underlying			Shares or	of Shares or	or Other	or Other
	Unexercised	Underlying		Unexercised	Option		Units of Stock	Units of Stock	Rights That	Rights That
	Options	Unexercised		Unearned	Exercise	Option	That Have Not	That Have	Have Not	Have Not
	(#)	Options (#)		Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
Mark G. Papa	250,000	0			$17.68	07/31/2011	355,594 (f)	$22,206,845
	360,000	0			$16.83	08/07/2012
	240,000	60,000	(a)		$19.50	08/06/2013
	0	135,000	(b)		$32.45	08/03/2014
	41,250	123,750	(c)		$62.98	08/15/2012
	0	200,000	(d)		$60.99	09/20/2013
Edmund P. Segner, III	0	20,000	(a)		$19.50	08/06/2013	58,124 (g)	$3,629,844
	0	45,000	(b)		$32.45	08/03/2014
	13,750	41,250	(c)		$62.98	08/15/2012
	0	55,000	(e)		$60.99	09/20/2013
Loren M. Leiker	20,000	0			$17.68	07/31/2011	56,824 (h)	$3,548,659
	48,000	0			$16.83	08/07/2012
	60,000	20,000	(a)		$19.50	08/06/2013
	0	45,000	(b)		$32.45	08/03/2014
	13,750	41,250	(c)		$62.98	08/15/2012
	0	65,000	(e)		$60.99	09/20/2013
Gary L. Thomas	48,000	0			$16.41	08/08/2010	56,824 (h)	$3,548,659
	100,000	0			$17.68	07/31/2011
	120,000	0			$16.83	08/07/2012
	80,000	20,000	(a)		$19.50	08/06/2013
	0	45,000	(b)		$32.45	08/03/2014
	13,750	41,250	(c)		$62.98	08/15/2012
	0	65,000	(e)		$60.99	09/20/2013
Barry Hunsaker, Jr.	50,000	0			$16.83	08/07/2012	28,226 (i)	$1,762,714
	40,000	10,000	(a)		$19.50	08/06/2013
	0	20,000	(b)		$32.45	08/03/2014
	5,500	16,500	(c)		$62.98	08/15/2012
	0	22,000	(e)		$60.99	09/20/2013
____________________

(a)	The unexercisable options will vest one hundred percent August 6, 2007.

(b)	The unexercisable options will vest fifty percent August 3, 2007 and fifty percent August 3, 2008.

(c)	The unexercisable options will vest in one-third increments August 15, 2007, August15, 2008 and August 15, 2009.

(d)	The unexercisable options will vest fifty percent September 20, 2007 and fifty percent September 20, 2008.

(e)	The unexercisable options will vest in twenty-five percent increments September 20, 2007, September 20, 2008, September 20, 2009 and September 20, 2010.

(f)

The unvested shares/units will vest as follows: 30,868 units on February 12, 2007, 16,717 units on February 20, 2007, 30,151 units on February 20, 2008, 200,000 shares on November 6, 2008, 38,020 units on February 24, 2009, 24,857 units on March 11, 2010, and 14,981 units on March 8, 2011. Of the unvested shares/units, 155,594 shares were granted in connection with annual bonuses.

(g)

The unvested shares/units will vest as follows: 9,724 units on February 12, 2007, 7,090 units on February 20, 2008, 20,000 shares on November 6, 2008, 10,140 units on February 24, 2009, 5,686 units on March 11, 2010, and 5,484 units on March 8, 2011. Of the unvested shares/units, 38,124 shares were granted in connection with annual bonuses.

(h)

The unvested shares/units will vest as follows: 6,946 units on February 12, 2007, 5,374 units on February 20, 2008, 20,000 shares on November 6, 2008, 10,140 units on February 24, 2009, 7,943 units on March 11, 2010, and 6,421 units on March 8, 2011. Of the unvested shares/units, 36,824 shares were granted in connection with annual bonuses.

(i)

The unvested shares/units will vest as follows: 4,076 units on February 12, 2007, 3,434 units on February 20, 2008, 10,000 shares on November 6, 2008, 5,070 units on February 24, 2009, 2,904 units on March 11, 2010, and 2,742 units on March 8, 2011. Of the unvested shares/units, 18,226 shares were granted in connection with annual bonuses.

OPTION EXERCISES AND STOCK VESTED TABLE

     The following table summarizes certain information regarding exercises of options and SARs and vesting of stock during the last fiscal year for each of the Named Officers:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Mark G. Papa	167,500	$8,849,148	183,112	$13,322,163
Edmund P. Segner, III	66,500	$3,124,418	68,588	$5,059,217
Loren M. Leiker	22,500	$758,913	65,090	$4,820,443
Gary L. Thomas	22,500	$758,913	65,090	$4,820,443
Barry Hunsaker, Jr.	10,000	$328,750	33,182	$2,453,703

POST-EMPLOYMENT COMPENSATION

     We currently have no defined benefit pension plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE

     The following table provides certain information with respect to each defined contribution plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Balance at Last
	Year	Year	Year	Distributions	Fiscal Year
Name	($)(a)	($)	($)(b)	($)	End ($)(c)
Mark G. Papa	$47,000	$238,500	$136,157		$2,842,753
Edmund P. Segner, III	$26,000	$102,801	$(8,524)		$2,231,828
Loren M. Leiker	$15,000	$94,260	$223,010		$1,672,242
Gary L. Thomas	$20,000	$94,260	$198,752		$1,289,898
Barry Hunsaker, Jr.	$0	$57,584	$97,420		$874,975
____________________
(a)	One hundred percent of such amount is reported in the salary column of the summary compensation table.

(b)

Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

(c)

The amount of the aggregate balance as of December 31, 2006 that has been contributed by the Named Officer and shown as compensation in the Summary Compensation Table in previous years for each of the Named Officers is: Mr. Papa, $861,375; Mr. Segner, $1,144,093; Mr. Leiker, $1,011,875; Mr. Thomas, $784,363; and Mr. Hunsaker, $501,480. The amount of the aggregate balance as of December 31, 2006 that has been contributed by EOG and shown as compensation in the Summary Compensation Table in previous years for each of the Named Officer is: Mr. Papa, $943,501; Mr. Segner, $458,396; Mr. Leiker, $329,887; Mr. Thomas, $355,314; and Mr. Hunsaker, $189,218.

     Under our 1996 Deferral Plan, each Named Officer can elect to defer up to 50% of his regular salary and/or up to 100% of the cash portion of his annual bonus payout. Deferral elections are irrevocable and must be made prior to the first day of the calendar year during which the compensation would be earned.

     Deferrals are invested into either the Flexible Deferral Account, in which deferrals are treated as if they had been invested into various investment funds as directed by the participant, in which returns vary based on the performance of the funds; or into the Phantom Stock Account, in which deferrals are treated as if they had purchased our common stock, including reinvestment of dividends.

     Participants in the deferral plan may elect a lump sum payout or annual installment payouts for up to 15 years following their separation from service, disability, or death. If a participant elected to defer funds into the Phantom Stock Account, distributions will be made in shares of our common stock. A participant may also elect to receive his account balance in a lump sum upon a change of control (as defined in the Deferral Plan).

     A participant may receive an in-service distribution in the following ways:

■  through a Special Deferral Account, under which distribution of all or a part of a participant’s account balance can be made over a period of one to five years beginning after the first anniversary of the election; or

■  through a hardship distribution, in which the committee responsible for administering the plan (in its sole discretion) grants the participant’s request for a distribution based on unforeseeable circumstances causing urgent and severe financial hardship for the participant.

Potential Payments Upon Termination or Change of Control

     If a Named Officer is terminated other than as a result of a change of control, the terms of his employment agreement described below would govern any payments received. If a change of control occurs and a Named Officer is terminated, the terms of each officer’s Amended and Restated Change of Control Agreement, along with our Retention Bonus Plan described in “Payments Made Upon a Change of Control, Retention Bonus Plan” on page 26 of this Proxy Statement, govern any payments received. The tables below reflect the amount of compensation to be paid to each Named Officer in the event of his termination of employment as a result of each of the described circumstances. The amounts shown in the tables below assume that any termination was effective as of December 31, 2006 and are estimates of the amounts which would be paid upon termination. The actual amounts to be paid can only be determined at the time of the officer’s actual termination.

Payments Made Upon Termination Under Employment Agreements

     Each Named Officer’s employment agreement is generally described in “Employment Contracts” on page 16 of this Proxy Statement. The following describes payments to be received under the employment agreements in the event of termination of employment for the specified reason. In each case, the officer shall remain entitled to receive any compensation and benefits earned and accrued as of the termination date and as provided in the applicable plan document or grant agreement.

     Involuntary Termination

     Under each employment agreement, the following constitute an “involuntary termination”:

■  termination at the discretion of the Board of Directors for any reason, other than for cause, prior to the expiration of the term of the agreement;

■  termination by the officer as a result of a material breach of the agreement by EOG that remained uncorrected for 30 days.

The following amounts are payable in the event of each officer’s Involuntary Termination:

1.

Mr. Papa. Mr. Papa would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the term of the employment agreement if his employment had continued or b) two times the sum of his then current annual base salary and his annual bonus award opportunity. He would also receive the value of unvested stock options and stock appreciation rights based on the difference between the average closing price of our common stock on the ten trading days prior to, but not including, the date of termination and the grant price.

2.	Mr. Segner. Mr. Segner would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the term of the employment agreement if his employment had continued or b) two times the sum of his then current annual base salary and his annual bonus award opportunity. He would also receive the value of unvested stock options and stock appreciation rights based on the difference between the average closing price of our common stock on the ten trading days prior to, but not including, the date of termination and the grant price.

3.	Mr. Leiker. Mr. Leiker would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the term of the employment agreement if his employment had continued or b) the sum of his then current annual base salary and his annual bonus award opportunity.

4.	Mr. Thomas. Mr. Thomas would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the term of the employment agreement if his employment had continued or b) the sum of his then current annual base salary and his annual bonus award opportunity.

5.

Mr. Hunsaker. Mr. Hunsaker would receive a severance benefit equal to the greater of a) the salary and annual bonus award he would have received from the date of termination through the end of the term of the employment agreement if his employment had continued or b) the sum of his then current annual base salary and his annual bonus award opportunity.

     Voluntary Termination

     Each Named Officer has the right under his employment agreement to terminate the agreement prior to the end of the term for any reason. If the Named Officer chooses to voluntarily terminate his employment, he will be entitled only to salary and any other compensation and benefits earned and payable through the termination date. He will not be entitled to any bonus or other incentive compensation not yet paid as of the termination date.

     Cause

     If the Named Officer is terminated for cause, as determined by the Board of Directors, he will be entitled only to salary and any other compensation and benefits earned and payable through the termination date. He will not be entitled to any bonus or other incentive compensation not yet paid as of the termination date.

     Death or Incapacity

     If the Named Officer dies or becomes incapacitated, he or his estate will be entitled only to salary and benefits earned and payable through the termination date. He will not be entitled to any bonus or other incentive compensation not yet paid as of the termination date. He will also receive benefits in accordance with any of our applicable disability or life insurance plans to the same extent as any employee.

Payments Made Upon Retirement

     Normal Retirement

     Retirement is not addressed under the respective employment agreements. Thus, in the event a Named Officer retires after age 62, he would be entitled to the same benefits as any other retiring employee, including benefits under our plans described below under “Retirement Plans.” In addition, in accordance with the terms of the applicable plan and grant agreements, upon any employee’s retirement after age 62,

1)	all restrictions on restricted stock and restricted stock units lapse and the shares are released as of the retirement date; and

2)	all unvested options/SARs become 100% vested on the date of retirement.

     Early Retirement

     Early retirement is not addressed under the respective employment agreements. Thus, in the event a Named Officer chooses to retire prior to age 62 and the retirement is designated in writing by us as a “Company-approved retirement prior to age 62”, he would be entitled to the same benefits as any other employee whose retirement was designated as a “Company-approved retirement prior to age 62,” including benefits under our plans described below under “Retirement Plans”. Each Named Officer is eligible for early retirement upon reaching the age of 55 and completing 5 years of service with EOG. In order to be designated a “Company-approved retirement prior to age 62”, the employee must agree to enter into a six-month non-competition agreement with us. In addition to benefits under the plans described below, in accordance with the terms of the applicable plan and grant agreements, upon any employee’s Company-approved retirement prior to age 62,

1)	restrictions will lapse six months following the effective date of the Company-approved retirement on 100% of restricted stock/units granted prior to February 23, 2005,

2)

for grants made on or after February 23, 2005, restrictions will lapse six months following the effective date of the Company-approved retirement on 20% of the restricted stock/units for each whole year that has passed since the grant date, and

3)	all unvested options become 100% vested six months following the effective date of the Company- approved retirement,

     in each case, provided that all provisions of the employee’s non-competition agreement are satisfied.

     In the event a Named Officer elected retirement or early retirement prior to the expiration of the term of his employment agreement, it would be considered a “Voluntary Termination” under his employment agreement. In the event of a “Voluntary Termination,” the officer’s non-competition obligations under his employment agreement will extend for one year following the date of the termination. In accordance with our policy on Company-approved retirement prior to age 62, the officer will receive the benefits described above upon the satisfaction of the six-month non-competition agreement entered into at the time of early retirement, but will remain subject to the full term of the non-compete provision of his employment agreement.

     Retirement Plans

     We maintain a Savings Plan that qualifies under Section 401(a) of the Code, under which we currently match 100% of employees’ pre-tax contributions up to 6% of annual base salary, subject to statutory limits. We also maintain a Money Purchase Pension Plan that qualifies under Section 401(a) of the Code, under which we contribute from 3% to 9% of an employee’s annual base salary and bonus, depending on the employee’s age and years of service, subject to statutory limits. The contribution percentage for each of the Named Officers is 9%. In addition, we may provide Make Whole Contributions into the 1996 Deferral Plan.

TERMINATION OTHER THAN AS A RESULT OF CHANGE OF CONTROL TABLE

		Death,	Involuntary	Voluntary	Normal	Early
	Cause (a)	Disability (b)	Termination (c)	Termination (d)	Retirement (e)	Retirement (f)
Severance (cash)
Mark G. Papa			$4,543,333
Edmund P. Segner, III			$2,440,872
Loren M. Leiker			$2,341,750
Gary L. Thomas			$2,341,750
Barry Hunsaker, Jr.			$1,566,000

Options/SARs
Mark G. Papa		$6,919,675	$8,445,613			$6,919,675
Edmund P. Segner, III		$2,289,525	$2,762,378			$0
Loren M. Leiker		$2,304,125	$0			$0
Gary L. Thomas		$2,304,125	$0			$2,304,125
Barry Hunsaker, Jr.		$1,061,720	$0			$1,061,720

Stock Awards
Mark G. Papa		$22,206,845	$20,029,426			$20,029,426
Edmund P. Segner, III		$3,629,844	$3,003,295			$0
Loren M. Leiker		$3,548,659	$2,750,835			$0
Gary L. Thomas		$3,548,659	$2,750,835			$2,750,835
Barry Hunsaker, Jr.		$1,762,714	$1,446,392			$1,446,392

Unused Vacation
Mark G. Papa	$30,053	$30,053	$30,053	$30,053		$30,053
Edmund P. Segner, III	$4,856	$4,856	$4,856	$4,856		$0
Loren M. Leiker	$19,186	$19,186	$19,186	$19,186		$0
Gary L. Thomas	$25,990	$25,990	$25,990	$25,990		$25,990
Barry Hunsaker, Jr.	$292	$292	$292	$292		$292
____________________
(a)

No additional compensation is paid if the Named Officer is terminated for cause. In accordance with our vacation policy, each Named Officer would receive the value of his unused vacation as of December 31, 2006.

(b)

In accordance with our 1992 Stock Plan and the related grant agreements, upon death or disability, 100% of unvested options/SARs will vest and all restrictions on unvested restricted stock/units will lapse. The amounts presented represent the value of those unvested options/SARs and restricted stock/units as of December 31, 2006.

(c)

The amounts presented under Stock Awards represent the value of unvested restricted stock/units to which the Named Officer would be entitled upon an involuntary termination as of December 31, 2006 under the terms of the 1992 Stock Plan and the related grant agreements. Upon involuntary termination, 100% of restricted stock/units granted prior to February 23, 2005 will vest, and 20% of restricted stock/units will vest for each whole year that has passed since the grant date for grants made on or after February 23, 2005.

(d)

No additional compensation is paid if the Named Officer voluntarily terminates his employment. In accordance with our vacation policy, each Named Officer would receive the value of his unused vacation as of December 31, 2006.

(e)	None of the Named Officers were of normal retirement age as of December 31, 2006.

(f)

In order to be designated a “Company-approved retirement prior to age 62,” the employee must agree to enter into a six-month non-competition agreement. Upon satisfactory completion of the six-month non-competition period, 100% of unvested options/SARs will vest, 100% of restricted stock/units granted prior to February 23, 2005 will vest, and 20% of restricted stock/units will vest for each whole year that has passed since the grant date for grants made on or after February 23, 2005. The above presentation assumes that 1) all unvested options/SARs vest and 2) the officer becomes entitled to all shares of restricted stock/units to which he would be entitled under his grant agreement as of December 31, 2006. However, for any grants made after August 8, 2000 (the date upon which we began requiring a six-month non-competition agreement in connection with early retirement), the actual value of any options/SARs and restricted stock/units will be subject to market risk during the six-month term of the non-competition agreement. The number of options/ SARs that will vest for each of the Named Officers that are age 55 or greater is as follows: Mr. Papa, 518,750; Mr. Thomas, 216,250; and Mr. Hunsaker, 68,500. The number of restricted stock/units that will vest for each of the Named officers that are age 55 or greater is as follows: Mr. Papa, 355,594; Mr. Thomas, 56,824; and Mr. Hunsaker, 28,226. Mr. Segner and Mr. Leiker were not eligible for early retirement as of December 31, 2006.

Payments Made Upon a Change of Control

     In the event of a change of control, each Named Officer is entitled to benefits under the following plans and agreements. In addition to the payments described below, in each circumstance upon the announcement of a change of control and in accordance with the applicable plans and grant agreements, 100% of outstanding stock options/SARs will vest and all restrictions on restricted stock/units will lapse (as more fully described in the footnotes to the “Grants of Plan Based Awards Table” on page 15 of this Proxy Statement).

     Change of Control Agreements

     On June 15, 2005, each Named Officer entered into an Amended and Restated Change of Control Agreement, which supersedes his Employment Agreement upon a change of control. Change of control is defined as:

1.

The acquisition by any person of 20% or more of either (A) the then-outstanding shares of our common stock or (B) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors; provided, however, that the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from us, (ii) any acquisition by us, (iii) any acquisition by any employee benefit plan sponsored by us or our affiliate, (iv) any acquisition by any corporation that complies with subclauses (A), (B) and (C) of clause (3) below or (v) an acquisition by a Qualified Institutional Investor (as defined in the agreement);

2.	Individuals who constituted the Board of Directors of EOG as of May 3, 2005 ceasing for any reason to constitute at least a majority of the board (except in certain circumstances);

3.

Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of the assets or stock of another entity (Business Combination), other than a Business Combination (A) which would result in our voting securities outstanding immediately prior to the merger continuing to represent at least 60% of the voting power of our securities outstanding immediately after the Business Combination, (B) in which no person is or becomes the beneficial owner of 20% or more of the combined voting power of the then-outstanding voting securities, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of our Board of Directors at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

4.	Approval by our shareholders of a complete liquidation or dissolution.

Under the change of control agreements, if a Named Officer’s employment is terminated:

1.	by the acquiring company for any reason following a change of control (other than for cause or by reason of death or disability),

2.	by the officer under circumstances defined in the agreement as “good reason,” or

3.	by the officer for any reason during the 30 day period beginning six months after a change of control; then, the officer will receive:

a)

a minimum severance benefit of 2.99 times his annual base salary plus two times his target annual bonus, each as in effect prior to the change of control or if increased, on the date of termination, whichever is greater;

b)	the Money Purchase Pension Plan contributions and Savings Plan matching amounts that would have been made if the officer had continued to be employed for three years,

c)	uninterrupted participation for three years in our medical and dental plans,

d)	three years age and service credit for eligibility for our retiree medical coverage,

e)	outplacement services not to exceed $50,000, and

f)	reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Code.

     If a Named Officer is terminated following a change of control for cause or as a result of death, disability or retirement, the officer will be entitled only to salary and any other compensation and benefits earned and payable through the termination date.

     Retention Bonus Plan

     In order to ensure continuity of operations in the event of a change of control, as defined above, a retention bonus plan would become effective and applicable to all eligible employees, including our Named Officers. To be eligible to receive the retention bonus, an employee must remain employed by us through the effective date of the change of control and be employed by the acquiring company 180 days after the effective date of the change of control, or be involuntarily terminated by the acquiring company on or within 180 days after the effective date. Eligible employees would receive a bonus equal to the most recent bonus they had received under our annual bonus program, payable upon the earlier of 180 days after the effective date of the change of control or upon severance.

TERMINATION RESULTING FROM CHANGE OF CONTROL TABLE (A)

		By Employee For Good Reason /
	Cause/ By Employee	Termination By Company Other Than For Cause /
	Without Good Reason /	Termination By Employee 6 Months
	Death / Disability / Retirement	Following Coc
Bonus Severance (cash)
Mark G. Papa		$1,880,000
Edmund P. Segner, III		$1,010,016
Loren M. Leiker		$918,000
Gary L. Thomas		$918,000
Barry Hunsaker, Jr.		$486,000
Salary Severance (cash)
Mark G. Papa		$2,810,600
Edmund P. Segner, III		$1,509,974
Loren M. Leiker		$1,524,900
Gary L. Thomas		$1,524,900
Barry Hunsaker, Jr.		$1,210,950
Options/SARs (b)
Mark G. Papa	$6,919,675	$6,919,675
Edmund P. Segner, III	$2,289,525	$2,289,525
Loren M. Leiker	$2,304,125	$2,304,125
Gary L. Thomas	$2,304,125	$2,304,125
Barry Hunsaker, Jr.	$1,061,720	$1,061,720
Stock Awards (c)
Mark G. Papa	$22,206,845	$22,206,845
Edmund P. Segner, III	$3,629,844	$3,629,844
Loren M. Leiker	$3,548,659	$3,548,659
Gary L. Thomas	$3,548,659	$3,548,659
Barry Hunsaker, Jr.	$1,762,714	$1,762,714
Health Benefits (d)
Mark G. Papa		$32,080
Edmund P. Segner, III		$114,179
Loren M. Leiker		$81,814
Gary L. Thomas		$26,721
Barry Hunsaker, Jr.		$41,869
All other (e)
Mark G. Papa	$30,053	$174,403
Edmund P. Segner, III	$4,856	$149,206
Loren M. Leiker	$19,186	$163,536
Gary L. Thomas	$25,990	$170,340
Barry Hunsaker, Jr.	$292	$144,642

(a)

We engaged Ernst & Young (E&Y) to determine if any portion of the payments described in the “Termination Resulting from Change of Control Table” could potentially be subject to excise tax for purposes of the Code §§ 280G and 4999. Based on the information provided by us and the calculations performed by E&Y, none of the Named Officers were over their respective safe harbor amounts, as defined in the Code §280G, thus none of the payments are subject to excise tax and no reimbursements are required.

(b)

and (c) Upon the date a press release is issued announcing a pending shareholder vote, tender offer, or other transaction which, if approved and consummated, would constitute a change of control, unvested options vest 100% and all restrictions placed on unvested restricted stock/units lapse, regardless of whether the officer is terminated for any reason or continues to be employed. The amounts presented represent the value of each Named Officer’s unvested options/SARs and restricted stock/units as of December 31, 2006.

(d)

Health Benefits include the estimated value of 1) three years participation in our medical and dental plan, based on each officer’s elections as of December 31, 2006 and 2) three years age and service credit under our retiree medical insurance coverage.

(e)	All other includes 1) the estimated value of Money Purchase Pension Plan contributions and Savings Plan matching contributions had the officer continued to be employed for three years based on the contribution rates as of December 31, 2006, 2) $50,000 in outplacement services and 3) the value of unused vacation as of December 31, 2006.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

     The following table summarizes certain information regarding compensation paid or accrued during the last fiscal year to each director who was not our employee or an employee of one of our affiliates (nonemployee director).

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(a)	($)	($)(b)	($)	Earnings	($)(c)	($)
George A. Alcorn	$80,000		$233,152			$538	$313,690
Charles R. Crisp	$80,000		$233,152			$1,247	$314,399
William D. Stevens	$80,000		$243,680				$323,680
H. Leighton Steward	$80,000		$243,680			$3,599	$327,279
Donald F. Textor	$80,000		$233,152			$60,000	$373,152
Frank G. Wisner	$80,000		$233,152				$313,152
____________________
(a)

Nonemployee directors can defer fees to a later specified date by participating in the 1996 Deferral Plan. Under the 1996 Deferral Plan, deferrals are invested into either a Flexible Deferral Account in which deferrals are treated as if they had been invested into various investment funds or into a Phantom Stock Account in which deferrals are treated as if they had purchased our Common Stock including reinvestment of dividends. In 2006, five of the nonemployee directors participated in the 1996 Deferral Plan.

(b)

Nonemployee directors participate in the Amended and Restated EOG Resources, Inc. 1993 Nonemployee Directors Stock Option Plan (the Directors Stock Option Plan), which was approved by our shareholders at the 2002 annual meeting. Under the terms of the Directors Stock Option Plan, each nonemployee director receives on the date of each annual meeting options to purchase 14,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted, on the date of such election or appointment, options to purchase 14,000 shares of common stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Stock Option Plan vest 50% after one year and 100% after two years of service as a director following the date of grant. All options expire ten years from the date of grant. The grant date present value of each option grant is estimated using a Hull-White II Simulation Model assuming a dividend yield of 0.3%, expected volatility of 34.9%, risk-free interest rate of 5.1% and a weighted average expected life of 3.5 years. Based on the Hull-White II Simulation Model, using the above assumptions, the value of the options granted on May 2, 2006 is $23.48 per share. The value of the options granted on May 3, 2005 is $14.61 per share. The value of the options granted on July 2, 2004 is $9.15 per share. The value of the options granted on May 4, 2004 is $9.08 per share. Following is the aggregate number of options outstanding as of December 31, 2006 for each nonemployee director: Mr. Alcorn, 49,000 options; Mr. Crisp, Mr. Stevens and Mr. Steward, 42,000 options each; Mr. Textor, 21,000 options; and Mr. Wisner, 112,000 options.

(c)

All Other Compensation for Mr. Alcorn, Mr. Crisp and Mr. Steward consists solely of reimbursement for EOG requested spouse travel. All Other Compensation for Mr. Textor consists solely of charitable matching contributions made by us.

     Our directors receive a quarterly retainer of $20,000. There are no per-meeting or chairmanship fees paid to any director. The terms and number of options granted to our directors are described in footnote (b) to the Director Compensation Table. Directors can participate in our Matching Gifts Program to the same extent as any employee.

RELATED PARTY TRANSACTIONS

     There were no transactions in 2006 between us and any related person in which the amount involved exceeded $120,000.

Review, Approval or Ratification of Transactions with Related Persons

     We have not adopted specific procedures for review of, or standards for approval of, transactions with related persons, but instead review such transactions on a case by case basis. Our Code of Business Conduct and Ethics prohibits transactions which may constitute a conflict of interest, except under guidelines approved by the Board of Directors. Any waiver of our Code of Business Conduct and Ethics in favor of directors or executive officers requires Board of Director’s approval and reporting under applicable SEC and stock exchange regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our executive officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership concerning our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the Section 16(a) filings that have been received by us, we believe that all filings required to be made under Section 16(a) during 2006 were timely made except for the following. H. Leighton Steward, one of our directors, was late in reporting nine purchases and one sale of our common stock in 2006. Four purchases represented reinvestments of dividends pursuant to a broker directed dividend reinvestment plan (approximately 6 total shares) and five were purchases based on one order which the broker spread out over an eleven day period. Mr. Steward filed a Form 5 on January 24, 2007 reporting all the transactions. Mr. Steward was also late in reporting one purchase of our common stock in January 2007. Mr. Steward filed a Form 4 on January 24, 2007 to report the transaction.

ITEM 1.

ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors are to be elected to hold office until the next succeeding annual meeting of shareholders and until their respective successors have been elected and qualified. All of the nominees are our current directors. As a result of George Alcorn having attained the age of 74, the Board of Directors, in accordance with our Corporate Governance Guidelines, has specifically approved his standing for reelection. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A majority of the votes cast in person or by proxy by the holders of our common stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote withheld with respect to a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy “FOR” the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

GEORGE A. ALCORN, 74
Director since 2000

Mr. Alcorn has served as President of Alcorn Exploration, Inc. for more than the past five years. He is a past chairman of the Independent Petroleum Association of America and a founding member and past chairman of the Natural Gas Council. Mr. Alcorn is also a director of Linn Energy, LLC.

CHARLES R. CRISP, 59
Director since 2002

Mr. Crisp’s principal occupation is investments. Mr. Crisp was President and Chief Executive Officer and a Director of Coral Energy, LLC, a subsidiary of Shell Oil Company from 1999 until his retirement in November 2000, and President and Chief Operating Officer and a Director from January 1998 through February 1999. Mr. Crisp is also a director of AGL Resources Inc., Intercontinental Exchange, Inc., and Targa Resources, Inc.

MARK G. PAPA, 60
Director since 1998

Mr. Papa was elected Chairman of the Board and CEO of EOG in August 1999, President and CEO and Director in September 1998, President and Chief Operating Officer in September 1997, President in December 1996 and was President-North America Operations from February 1994 to September 1998. Mr. Papa joined Belco Petroleum Corporation, a predecessor of EOG, in 1981. Mr. Papa is also a director of Oil States International, Inc.

EDMUND P. SEGNER, III, 53
Director since 1999

Mr. Segner was elected Senior Executive Vice President and Chief of Staff on February 26, 2007. He was elected President and Chief of Staff and Director of EOG in August 1999. He was elected Vice Chairman and Chief of Staff of EOG in September 1997. He was a Director of EOG from January 1997 to October 1997. Mr. Segner is EOG’s principal financial officer.

WILLIAM D. STEVENS, 72
Director since 2004

Mr. Stevens is currently retired. He served as President and Chief Operating Officer of Mitchell Energy and Development Corporation from 1994 until his retirement in 2002, having also served as a Board member since 1992.

H. LEIGHTON STEWARD, 72
Director since 2004

Mr. Steward is author-partner of Sugar Busters, LLC. He retired from Burlington Resources in 2000, where he had served as Vice Chairman since 1997. Mr. Steward is former Chairman of the U.S. Oil and Gas Association and the Natural Gas Supply Association, and a director of the American Petroleum Institute.

DONALD F. TEXTOR, 60
Director since 2001

Mr. Textor’s principal occupation is Portfolio Manager of the Dorset Energy Fund and a Partner of Knott Partners LLC. Previously, Mr. Textor was a partner and managing director at Goldman Sachs until his retirement in March 2001. Mr. Textor is also a director of Trilogy Energy Trust.

FRANK G. WISNER, 68
Director since 1997

Mr. Wisner has served as Vice Chairman of External Affairs of American International Group Inc. since 1997, following his retirement as U.S. Ambassador to India. Mr. Wisner is also a director of Ethan Allen Interiors Inc.

ITEM 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

General

     During fiscal years 2006 and 2005, we retained our principal auditors, Deloitte & Touche LLP (Deloitte), independent public accountants, to provide services in the following categories and amounts: Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, and the reviews of the financial statements included in our Forms 10-Q for such fiscal years were $1,769,252 and $1,310,183, respectively.

     Audit-Related Fees. The aggregate fees billed for each of the fiscal years ended December 31, 2006 and December 31, 2005 for assurance and related services rendered by Deloitte that are reasonably related to the performance of the audit or review of our financial statements but not reportable as Audit Fees were $74,789 and $74,785, respectively. Audit-Related Fees in 2006 and 2005 were primarily for our benefit plan audits.

     Tax Fees. There were no professional services rendered by Deloitte for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2006 and December 31, 2005.

     All Other Fees. The aggregate fees billed for services rendered by Deloitte not reportable as Audit Fees, Audit-Related Fees or Tax Fees for each of the fiscal years ended December 31, 2006 and December 31, 2005 were $78,860 and $59,405, respectively. All Other Fees in 2006 and 2005 primarily relate to software license renewals and conference registration fees. None of these services for the fiscal year ended December 31, 2006 were approved by the Audit Committee pursuant to the de minimis exception of the Sarbanes-Oxley Act of 2002.

     Pre-Approval of Audit and Non-Audit Services. The Audit Committee pre-approves all audit and non-audit services provided to us by our independent auditors at the first meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit. During the course of a fiscal year, if additional non-audit services are identified, these services are presented to the Audit Committee for pre-approval. Management is directed to provide a report to the Audit Committee at each meeting of the Audit Committee during the remainder of the calendar year, showing in reasonable detail the services provided by the independent auditors to us since the first day of the calendar year, as well as the estimated cost to date of audit and non-audit services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve non-audit services provided by the independent auditors to us under the de minimis exception of the Sarbanes-Oxley Act of 2002.

Ratification of Appointment for 2007

     The Audit Committee of the Board of Directors appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2007.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Restated Certificate of Incorporation and bylaws, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Deloitte is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board of Directors recommends voting “FOR” this proposal.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

Proposals for 2008 Annual Meeting

     Pursuant to certain rules promulgated by the SEC, any proposals of holders of our common stock intended to be presented at our Annual Meeting of Shareholders to be held in 2008 must be received by us, addressed to Patricia L. Edwards, Vice President, Human Resources, Administration & Corporate Secretary, at our new address, 1111 Bagby Street, Sky Lobby #2, Houston, Texas 77002, no later than November 29, 2007 to be included in our proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules referred to in the preceding paragraph, our bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either:

(a)	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors;

(b)	otherwise brought before the meeting by or at the direction of the Board of Directors; or

(c)	otherwise properly brought before the meeting by one of our shareholders who:

	1)	is a shareholder of record at the time of giving of the notice discussed below;

	2)	is entitled to vote at such meeting; and

	3)	complies with the notice procedures described below.

     In addition to any other applicable requirements for business to be brought before an annual meeting by one of our shareholders, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders to our Secretary. To be timely, notice given by a shareholder must be delivered to or mailed and received at the new address of our principal executive offices, 1111 Bagby Street, Sky Lobby #2, Houston, Texas 77002, no later than November 29, 2007. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of our voting stock which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. In addition to our bylaw provisions, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and the related rules and regulations with respect to the matters set forth in our bylaw provisions. Notwithstanding anything in our bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

Nominations for 2008 Annual Meeting and for Any Special Meetings

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the our Board of Directors may be made at a meeting of shareholders:

(a)	by or at the direction of the Board of Directors; or

(b)

by any of our shareholders who is a shareholder of record at the time of giving of notice discussed below, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures.

     Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to our Secretary. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the new address of our principal executive offices, 1111 Bagby Street, Sky Lobby #2, Houston, Texas 77002, (i) with respect to an election to be held at our 2008 Annual Meeting of Shareholders, on or before November 29, 2007, and (ii) with respect to an election to be held at a special meeting of our shareholders for the election of directors, not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs.

     The notice shall include:

(a)

as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and

(b)	as to the shareholder giving the notice:

	1)	the name and address of the shareholder, as they appear of record on our books, and

	2)	the class and number of shares of our capital stock which are beneficially owned by the shareholder.

     In the event a person is validly designated as a nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the related rules and regulations with respect to the matters set forth in the foregoing bylaw provisions.

GENERAL

     As of the date of this proxy statement, our management has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

By Order of the Board of Directors,

PATRICIA L. EDWARDS
Vice President, Human Resources,
Administration & Corporate Secretary

Houston, Texas
March 29, 2007

APPENDIX A

Independence Standards contained in our bylaws:

Section 14. Independent Directors.
The Board of Directors has determined that the following requirements in respect of the qualifications of the Corporation’s directors and the composition of the Board of Directors are desirable for and in the best interests of the Corporation and its stockholders:

1.

At least three-fifths of the individuals elected to the Board of Directors at the Corporation’s annual meeting of stockholders shall consist of individuals who, upon election, would be Independent Directors.

2.

In the event one or more directors are elected or appointed other than by action of the stockholders at an annual meeting of stockholders, at least three-fifths of all directors holding office immediately thereafter shall be Independent Directors.

3.	For purposes of this Section 14, the term “Independent Director” shall mean a director who:

	a.	is not, and has not been within the prior three years, an officer or employee of the Corporation or any of its subsidiaries;

b.

is not, and has not been within the prior three years, affiliated with or employed by a present internal or external auditor of the Corporation, by an auditor that within the prior three years was an internal or external auditor of the Corporation, or by an affiliate of any such auditor;

c.

is not the direct or indirect beneficial owner of more than 5% of the outstanding shares of stock of the Corporation entitled to vote in the election of directors (“Voting Stock”), or an affiliate or representative of, or a party to a contract, arrangement or understanding with, such beneficial owner or an affiliate thereof, excluding any direct or indirect beneficial owner which has beneficially owned more than 5% of the outstanding Voting Stock continuously during the two years immediately prior to the relevant election or appointment to the Board of Directors;

	d.	is not (and is not affiliated with) a significant advisor or consultant to the Corporation or any of its subsidiaries;

	e.	is not (and is not affiliated with) a significant customer, contractor, vendor or supplier of the Corporation or any of its subsidiaries;

	f.	does not have a personal services contract or arrangement with the Corporation or any of its subsidiaries;

	g.	is not affiliated with a charitable organization that receives significant contributions from the Corporation or any of its subsidiaries;

	h.	is not an immediate family member of any person described by (a) through (g); and

	i.	does not have any other relationship with the Corporation or any of its subsidiaries that would materially impair his or her independence.

4.

The Board of Directors shall have the exclusive right and power to interpret and apply the provisions of this Section 14, including, without limitation, the adoption of written definitions of terms used in and guidelines for the application of this Section 14 (any such definitions and guidelines shall be filed with the Secretary of the Corporation, and such definitions and guidelines as may prevail shall be made available to any stockholder upon written request), and any such definitions or guidelines and any other interpretation or application of the provisions of this Section 14 made in good faith shall be binding and conclusive upon all holders of equity securities of the Corporation.

5.

Information regarding a nominee for director provided by a stockholder pursuant to Section 7 of this Article III shall include such information as may be necessary to enable the Board of Directors to make an informed determination as to whether such nominee, if elected, would be an Independent Director as defined in this Section 14.

     Our bylaws were amended to include the above independence provisions following approval at a meeting of the Board of Directors held on February 24, 2004. At the meeting, our Board of Directors also adopted the following interpretation of such provisions:

“RESOLVED, that for purposes of Section 14 of Article III of the By-Laws of the Corporation, (i) the term “immediate family member” shall mean, with respect to any person, such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone who shares such person’s home, (ii) an advisor or consultant to the Corporation shall be significant if the annual fees (exclusive of any reimbursement of expenses) paid to such entity by the Corporation and its subsidiaries exceed the greater of $1 million, or 2% of the annual consolidated gross revenues of such advisor or consultant, (iii) a customer, contractor, vendor or supplier of the Corporation shall be significant if the annual sales to, or purchases from, the Corporation and its subsidiaries exceed the greater of $1 million, or 2% of the annual consolidated gross revenues of such entity; and (iv) contributions to a charitable organization will be significant if the annual charitable contributions to such organization by the Corporation exceed the greater of $100,000 or 2% of that organization’s consolidated gross revenues.”

ATTN: DIANNE YOUNGER
333 CLAY ST., SUITE 4200
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by EOG Resources, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EOG Resources, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EOGRS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EOG RESOURCES, INC.

Directors Vote
1.	To elect eight directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) 02) 03) 04)	George A. Alcorn Charles R. Crisp Mark G. Papa Edmund P. Segner, III	05) 06) 07) 08)	William D. Stevens H. Leighton Steward Donald F. Textor Frank G. Wisner	All ☐	All ☐	Except ☐

Vote on Proposal								For	Against	Abstain

2.
To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent registered public accountants, as auditors for the Company for the year ending December 31, 2007;
								☐	☐	☐

IF A SHAREHOLDER SIGNS AND RETURNS THIS PROXY BUT DOES NOT GIVE VOTING INSTRUCTIONS, THOSE SHARES WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Holders of record of Common Stock of the Company at the close of business on March 1, 2007 will be entitled to notice of and to vote at the meeting or any adjournments thereof.

Shareholders who do not expect to attend the meeting are encouraged to vote via the Internet, by phone or by returning a signed proxy card.

By Order of the Board of Directors,

PATRICIA L. EDWARDS
Houston, Texas March 29, 2007	Vice President, Human Resources, Administration & Corporate Secretary

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EOG RESOURCES, INC.

NOTICE OF ANNUAL MEETING/PROXY STATEMENT
APRIL 24, 2007

     The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc. (the “Company” or “EOG”). It is to be used at the annual meeting of shareholders to be held in the Dezavala meeting room of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, April 24, 2007 (the “Annual Meeting”). The mailing address of the principal executive offices of the Company is 333 Clay Street, Suite 4200, Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 29, 2007. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Human Resources, Administration & Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a shareholder signs and returns a proxy but does not give voting instructions, those shares will be voted as recommended by the Board of Directors, which is FOR the election of the nominees for director named in this proxy statement; and FOR the ratification of the appointment of Deloitte & Touche LLP, independent registered public accountants, as auditors for the Company for the year ended December 31, 2007. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 1, 2007, of Common Stock of the Company, par value $.01 per share (the “Common Stock”), will be entitled to one vote per share on all matters submitted to the meeting. On March 1, 2007, the record date, there were 244,167,683 outstanding shares of Common Stock. There are no other voting securities outstanding.

     The Company’s annual report for the year ended December 31, 2006, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. However, the annual report does not constitute a part of the proxy soliciting materials.

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of EOG Resources, Inc. (the “Company”) will be held in the Dezavala meeting room of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 2:00 p.m. Houston time on Tuesday, April 24, 2007, for the purposes stated on the reverse.

(continued on other side)